Exhibit 99.1

STARENT NETWORKS, CORP. TO ANNOUNCE FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS ON JANUARY 31, 2008

TEWKSBURY, Mass. — January 10, 2008 — Starent Networks, Corp. (Nasdaq: STAR), a leading provider of infrastructure solutions that enable mobile operators to deliver multimedia services, announced today that it will release its financial results for the quarter and year ended December 31, 2007 on Thursday, January 31, 2008 after the close of the market and will host a conference call at 5:00 p.m. Eastern time on that day.  A simultaneous webcast will also be available on the company’s website in the investor relations section.  On the call, President and Chief Executive Officer, Ashraf Dahod, and Vice President of Operations and Chief Financial Officer, Paul Milbury, will discuss the company’s fourth quarter and full year financial results, as well as the company’s business outlook.

Starent Networks also announced today that, in accordance with the terms of the underwriting agreement, the lock-up period in the lock-up agreements entered into by its officers, directors and selling stockholders with the underwriters in connection with its public offering that was completed on November 6, 2007 will terminate on January 15, 2008.

Conference Call Information

Date:	January 31, 2008
Time:	5:00 p.m. Eastern time
Toll-free North America:	888-713-4199
International dial-in number:	617-213-4861
Passcode:	50037228
Live webcast:	Available at http://ir.starentnetworks.com

A telephone replay of the call will be available following the conference call through February 7, 2008.  To access the replay, parties in the United States and Canada should call 888-286-8010 and parties outside of the United States and Canada should call 617-801-6888.  The passcode for the replay is 36791080.  An archived version of the webcast will be available until March 31, 2008 on the company’s website at http://ir.starentnetworks.com.

About Starent

Starent Networks, Corp. is a leading provider of infrastructure solutions that enable mobile operators to deliver multimedia services to their subscribers. Starent Networks has created solutions that provide network functions and services, including access from a wide range of radio networks to the operator’s packet core network.  Starent Networks’ solutions also provide management of subscriber sessions moving between networks and application of billing and other session policies. Starent Networks’ products and services provide high performance and system intelligence by combining significant computing power, memory and traffic handling capabilities with a flexible, high availability operating system and other proprietary software.  The company’s products integrate multiple network functions and services needed for the delivery of advanced multimedia services, such as video, Internet access, voice-over-IP, e-mail, mobile TV, photo sharing and gaming.  Starent Networks’ products have been deployed by over 60 mobile operators in 25 countries.  Additional information about Starent Networks is available at www.starentnetworks.com.

Starent® is a registered trademark of Starent Networks, Corp.

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Contact Information:

Mark Donohue

Director of Investor Relations and Assistant Treasurer

Starent Networks, Corp.

+1 (978) 863-3743

ir@starentnetworks.com